UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2006

CONOR MEDSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51066	94-3350973
(Commission File Number)	(IRS Employer Identification No.)

1003 Hamilton Court

Menlo Park, CA 94025

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 614-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

2006 Bonus Plan

On April 26, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Conor Medsystems, Inc. (the “Company”) established the 2006 Bonus Plan to reward the Company’s employees, including executive officers, for assisting the Company in achieving its business objectives. Under the 2006 Bonus Plan, cash bonuses for services rendered during 2006, if any, will be based on the achievement of corporate and individual objectives, which will be determined at the discretion of the Compensation Committee. Bonuses payable to the Company’s executive officers under the 2006 Bonus Plan may range from 0% to 65% of each executive officer’s base salary. The Company’s Board of Directors and the Compensation Committee reserve the right to modify the objectives and criteria at any time based on business changes during the year or to grant bonuses even if the identified objectives are not met.

International Distribution Agreement

On April 27, 2006, the Company’s wholly-owned subsidiary Conor Medsystems Ireland Limited (“Conor Ireland”) entered into an International Distribution Agreement (the “New Distribution Agreement’) with Interventional Technologies Limited (“IVT”). The New Distribution Agreement supersedes in its entirety the International Distribution Agreement entered into between Conor Ireland and IVT on July 1, 2004 (the “Prior Distribution Agreement”).

Under the terms of the New Distribution Agreement, IVT is the exclusive distributor of the Company’s CoStar™ coronary stent system in India, Pakistan, Bangladesh, Sri Lanka, Kenya and Tanzania. Within this territory, IVT will be responsible for promoting, marketing and selling this stent. In addition, IVT agreed to purchase from Conor Ireland units of its CoStar coronary stent system at a fixed, per-unit price and certain quarterly minimum amounts. Conor Ireland also agreed to pay to IVT up to a specified amount for certain fees, costs and expenses related to or derived from conducting clinical trials, studies or registries. Absent early termination for the reasons set forth below, the New Distribution Agreement will continue in force until December 31, 2008 and can be renewed for additional one year terms, subject to the mutual written agreement of the parties. Either party may terminate the New Distribution Agreement if the other party commits an uncured material breach of the agreement or if the other party becomes insolvent or files for bankruptcy. In addition, Conor Ireland can terminate the New Distribution Agreement at any time, subject to advance written notice to IVT, and Conor Ireland can terminate the New Distribution Agreement immediately if IVT undergoes a change of control event.

The foregoing description of the New Distribution Agreement is a summary of the material terms of the New Distribution Agreement and does not purport to be complete, and is qualified in its entirety by reference to the New Distribution Agreement which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2006.

Item 1.02. Termination of a Material Definitive Agreement.

As described under Item 1.01 above, the Prior Distribution Agreement was terminated in connection with the effectiveness of the New Distribution Agreement. Under the terms of the Prior Distribution Agreement, IVT acted as the exclusive distributor of the Company’s bare cobalt chromium stent and its CoStar coronary stent system in India, Pakistan, Bangladesh, Sri Lanka, Kenya and Tanzania. Within this territory, IVT was under the Prior Distribution Agreement responsible for promoting, marketing and selling these stents. Under the Prior Distribution Agreement, IVT purchased stents from Conor Ireland at a fixed, per-unit price. The foregoing description of the Prior Distribution Agreement is a summary of the material terms of the Prior Distribution Agreement and does not purport to be complete, and is qualified

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in its entirety by reference to the Prior Distribution Agreement which was filed as Exhibit 10.25 to the Company’s registration statement on Form S-1 (No. 333-119174), filed with the SEC on September 22, 2004, as amended.

Item 2.02. Results of Operations and Financial Condition.

On May 1, 2006, the Company issued a press release announcing its financial results for the quarter ended March 31, 2006. A copy of the press release is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

The information in this Item 2.02 and in the press release attached as Exhibit 99.1 to this current report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02 and in the press release attached as Exhibit 99.1 to this current report shall not be incorporated by reference into any filing with the SEC made by Conor Medsystems, Inc., whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Description
99.1	Press Release entitled “Conor Medsystems Announces First Quarter 2006 Financial Results,” dated May 1, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONOR MEDSYSTEMS, INC.

Dated: May 1, 2006	By:	/s/ Michael Boennighausen
Michael Boennighausen
Vice President and Chief Financial Officer

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EXHIBIT INDEX

Number	Description
99.1	Press Release entitled “Conor Medsystems Announces First Quarter 2006 Financial Results,” dated May 1, 2006.

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